Exhibit 21.1

List of Significant Subsidiaries and Consolidated Variable Interest Entity of

BEST Inc.

Jurisdiction of Incorporation
Subsidiaries

Eight Hundred Logistics Technologies Corporation	British Virgin Islands
BEST Logistics Technologies Limited	Hong Kong
Zhejiang BEST Technology Co., Ltd.* 浙江百世技术有限公司	PRC
BEST Logistics Technologies (China) Co., Ltd.* 百世物流科技（中国）有限公司	PRC
BEST Store Network (Hangzhou) Co., Ltd.* 百世店加科技（杭州）有限公司	PRC
BEST Logistics Technologies (Ningbo Free Trade Zone) Co., Ltd.* 百世物流科技（宁波保税区）有限公司	PRC

Jurisdiction of Incorporation
Consolidated Variable Interest Entity

Hangzhou BEST Network Technologies Co., Ltd.* 杭州百世网络技术有限公司	PRC

*The English name of this subsidiary or consolidated Variable Interest Entity, as applicable, has been translated from its Chinese name.